OCZ Technology Group Reports Fiscal 2012 First Quarter Results

Revenue Increased 115% to $73.8 Million and Reports Non-GAAP Net income

SAN JOSE, Calif., July 6, 2011 (GLOBE NEWSWIRE) — OCZ Technology Group, Inc. (Nasdaq: OCZ), a leading provider of high-performance solid-state drives (SSDs) for computing devices and systems, reports its first quarter results for the fiscal year 2012 (Q1’12), which ended on May 31, 2011.

Q1’12 Financial Highlights

•	Net revenues in Q1'12 were a record $73.8 million, and increased 115% compared with net revenues of $34.3 million reported in Q1'11, and increased 14% compared with the $64.6 million reported in Q4'11

•
SSD revenues reached a record $69.1 million, an increase of 418% compared with Q1'11 SSD revenues of $13.3 million, and a 19% increase compared with Q4'11 SSD revenues of $58.2 million and represented 94% of total revenue compared to 39% in first quarter of 2011

•	Gross margin increased to 20.0% versus 12.1% in Q1’11, and 16.6% in Q4’11

•	Non-GAAP operating profit of $1.0 million and non-GAAP net income per share of $0.01

•	Raised $93.7 million in net proceeds from its April follow-on offering

GAAP operating loss for Q1'12 was $4.3 million compared to a GAAP operating loss of $3.4 million in Q1'11. Non-GAAP operating profit for Q1’12 was $1.0 million compared to a non-GAAP operating loss of $2.2 million in Q1’11.

GAAP net loss for Q1'12 was $9.1 million or $0.20 loss per share compared to a GAAP net loss of $4.8 million or $0.19 loss per share in Q1'11. Non-GAAP net income for Q1'12 was $0.5 million, or $0.01 per share as compared to a non-GAAP net loss for Q1'11 of $2.7 million, or $0.11 loss per share. The increased GAAP loss was primarily due to increased non-cash expenses for warrant revaluation and stock based compensation, along with Indilinx acquisition related costs.

 A reconciliation between GAAP and non-GAAP information is contained in the tables below.

“We are proud to have achieved our 7th consecutive quarter of sequential revenue growth for our solid state drive products as SSD revenues grew to $69.1 million from $13.3 million during the same period last year,” said Ryan Petersen, CEO of OCZ Technology.  “We accomplished a great deal in the first quarter, completing the acquisition of Indilinx, raising a substantial amount of working capital, increasing our gross margins, and reporting non-GAAP net income.”

“Our strengthened balance sheet coupled with the Indilinx acquisition will allow us to realize substantial cost savings going forward.  Moreover, we continue to release award-winning new products while enhancing our technology through investment in R&D. We are also expanding our sales infrastructure which helps position OCZ for continued growth in the higher margin enterprise and server segments.”

Recent Business Highlights:

•
Acquired Indilinx Co., Ltd, a privately-held fabless provider of SSD controllers and firmware, which is expected to expand OCZ’s presence in the embedded, hybrid storage, and industrial markets. The acquisition is also intended to broaden OCZ’s flash controller related intellectual property portfolio.

•
Achieved a performance benchmark of 1.0 million 4k write IOPS and 1.5 million maximum IOPS as we demonstrated our latest enterprise PCIe  Z-Drive R4 utilizing our second generation Virtualized Controller Architecture™ (VCA). This PCIe based enterprise solution enables maximum performance with enterprise class reliability and full PowerFail protection for use in datacenters, and features an expanded enterprise feature-set allowing storage architects to better take advantage of PCIe based SSDs in the datacenter.

•
Demonstrated at Computex in early June the first workstation class hybrid PCIe SSD from the RevoDrive family, which utilizes a large, high speed NAND flash read/write cache coupled with high density rotational media in a single direct attach device. The Revo Hybrid features advanced cache management software which intelligently distributes and manages data across the storage elements, to deliver balanced performance to density ratios for workstation use.

•
Announced the Talos series line of High Capacity Serial Attached SCSI (SAS) SSDs designed for enterprise applications that require ultra-fast, high capacity solutions equipped with multi-level cell (MLC) NAND. Talos brings new strength to the Company's storage lineup by expanding the availability of OCZ's proprietary VCA technology to the SAS interface segment.

•
Unveiled the Arowana Flash Translation Layer (FTL) from Indilinx for both existing and upcoming Indilinx controllers. This firmware subset improves performance and adds support for 2xnm based MLC NAND with current generation Indilinx SSD controllers.

Revenue Information:

To help investors better understand OCZ's historical revenue trends, including geographic revenue by delivery location and its rapid product transition from high performance memory into SSDs, additional revenue information is shown in the chart below.

Quarterly net revenues by product groups and major geographic area by delivery location ($000)'s (Unaudited):

	1QFY11	2QFY11	3QFY11	4QFY11	1QFY12
Product Groups
SSD	$13,349	$20,187	$41,471	$58,195	$69,122
Memory	15,032	12,605	6,261	1,956		(a)
Power supplies/Other	5,902	5,253	5,490	4,415	4,672
Total	$34,283	$38,045	$53,222	$64,566	$73,794

Major Geo Areas
North America	$18,633	$19,060	$17,758	$21,845	$20,848
EMEA	12,209	14,500	30,315	34,250	40,997
ROW	3,441	4,485	5,149	8,471	11,949
Total	$34,283	$38,045	$53,222	$64,566	$73,794

(a) Beginning in 1QFY12 Memory revenue is immaterial and included in Power Supplies/Other

Business Outlook:

•	OCZ expects revenue for fiscal year 2012, to be in the range of $310−$345 million, an increase of approximately 65%−80% compared with $190 million reported in fiscal year 2011.

•
OCZ’s previously published long term non-GAAP model showed targeted gross margins to be in the range of 28% to 32%.   As a result of recent product releases and the Company’s anticipation of increased market acceptance of its enterprise products, the Company is increasing its long term gross margin target range to 30%-40%.

•
OCZ plans to continue to invest in its R&D, sales, and marketing efforts to execute on its growth initiatives in the enterprise and server markets.  The Company anticipates that supporting the higher enterprise mix levels will increase its operating costs on a long term basis to between 18% and 22% of revenue.  The Company is currently targeting a long term operating income range of 15% - 20%.

•
Key assumptions critical to the Company’s long term model include an increased mix of enterprise SSD sales, including but not limited to the PCIe SSD Segment,  cost savings related to our increased purchasing power and scale, and our ability to capitalize on our technological leadership.

Conference Call:

OCZ will host its fiscal 2012 first quarter conference call for the period ended May 31, 2011 at 5:00pm ET (2:00pm PT), on July 6, 2011. Ryan Petersen, CEO, and Arthur Knapp, CFO, will discuss the company's performance on the call.

All interested parties can join the call by dialing (877) 372-0867 or (253) 237-1170. Please call-in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until July 13, 2011. To access the archived conference call, please dial (800) 642-1687 or (706) 645-9291 and enter replay passcode 78230707. A live audio webcast of the conference call will be available by visiting the investor relations events conference call section of the OCZ website at www.ocztechnology.com. Please connect at least 15 minutes prior to the conference call to ensure adequate time for connection. The webcast will be archived for replay.

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (OCZ), is a leader in the design, manufacturing, and distribution of high performance and reliable Solid-State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a leader in the SSD market, a technology that competes with traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well as leading-edge computer gaming solutions. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements

Some of the statements and assumptions included in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934, each as amended, including, in particular, statements about our plans, strategies and prospects and estimates of industry growth for the fiscal quarter ending May 31, 2011 and beyond. These statements identify prospective information and include words such as “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects” and similar expressions. These forward-looking statements are based on information available to us as of the date of this release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties and other factors may be beyond our control. In particular, the decline in global economic conditions poses a risk to our operating and financial performance as consumers and businesses have, and may continue to, defer purchases in response to tighter credit and negative financial conditions. Such risks and uncertainties also include the impact of the variable demand, particularly in view of current business and economic conditions; dependence on our ability to successfully qualify, manufacture and sell our disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly our new disk drive products with lower cost structures; product mix, particularly increased acceptance and sales of enterprise SSDs; our ability to capitalize on our technological leadership; the impact of competitive product announcements; our ability to achieve projected cost savings; and our ability to rapidly increase our manufacturing capacity in pace with our competitors if demand for disk drives increases. We also encourage you to read our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“SEC”) on May 17, 2011, and amended on May 31, 2011, and statements made in other subsequent filings, as they contain information concerning risk, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Non-GAAP Financial Measures

OCZ provides Non-GAAP net revenues, cost of revenues, operating income/(loss),  and net income/(loss) as supplemental financial measures to its investors as a complement to GAAP financial results. An explanation and reconciliation of these Non-GAAP measures to GAAP net income/(loss) is set forth below. OCZ believes that providing this information allows OCZ's investors greater transparency and a better understanding of OCZ's core financial performance. Non-GAAP operating and net income/(loss) are not in accordance with or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Calculation of Non-GAAP Operating and Net Income (loss)

Non-GAAP operating income/(loss) is calculated as operating income/(loss) excluding the impact of inventory adjustments for discontinued products, severance cost, goodwill and intangible impairment non-cash charges related to stock options, and certain other one-time charges and credits specifically identified in the non-GAAP reconciliation schedules set forth below.  Non-GAAP net income/(loss) is calculated as net income (loss) excluding the impact of taxes, net interest income/(expense), as well as inventory adjustments for discontinued products, severance cost, goodwill and intangible impairment, non-cash charges related to stock options and warrants, and certain other one-time charges and credits specifically identified in the non-GAAP reconciliation schedules set forth below.  OCZ uses Non-GAAP operating and net income/(loss) in evaluating OCZ's historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses these non-GAAP measures to further understand and analyze the cash used in/generated from OCZ's core operations. OCZ believes that by excluding these non-cash and non-recurring charges, more accurate expectations of its future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. OCZ further believes that providing this information allows OCZ's investors greater transparency and a better understanding of OCZ's core financial results.

Investor Relations:	Media Contact:
OCZ Technology Group, Inc.	McGrath|Power Public Relations
Bonnie Mott, Investor Relations Manager	Derek James
408-440-3428	(408) 727-0351
bmott@ocztechnology.com	DerekJames@mcgrathpower.com

OCZ Technology Group, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (Unaudited)
($ in thousands, except per share data)

	Three Months Ended May 31,
	2011				2010
	GAAP	Adj		non-GAAP	GAAP	Adj		non-GAAP

Net revenues	$73,794	$-		$73,794	$34,283	$329	(a)	$34,612
Cost of revenues	59,050	-		59,050	30,119	(693	)(a)	29,426
Gross profit	14,744			14,744	4,164			5,186

Gross margin %	20.0%			20.0%	12.1%			15.0%

Operating expenses	19,083	(5,353	)(b)	13,730	7,568	(184	)(c)	7,384

Operating income (loss)	(4,339)			1,014	(3,404)			(2,198)

Financing costs/other	(513)	-		(513)	(545)	-		(545)
Warrant fair value adjustment	(4,241)	4,241	(d)	-	(899)	(899	)(d)

Pre-Tax	(9,093)			501	(4,848)			(2,743)

Income tax expense	-			-	-			-
Net income (loss)	$(9,093)			$501	$(4,848)			$(2,743)

Net income (loss) per share:
Basic	$(0.20)			$0.01	$(0.19)			$(0.11)
Diluted	$(0.20)			$0.01	$(0.19)			$(0.11)

Weighted Shares Outstanding
Basic	44,500			44,500	25,180			25,180
Diluted	44,500			48,200	25,180			25,180

Computational Notes:

(a)  Primarily represents abnormal rebates and lost margin on liquidation sales of discontinued products

(b)  Stock based compensation ($676) +  amort. of intangibles ($22) + Indilinx acq. costs ($4,677)

(c)  Stock based compensation

(d)  Non-cash costs for revaluation of warrants issued in connection with equity financing

OCZ Technology Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amount)

	Three Months Ended
	May 31,
	unaudited
	2011	2010

Net revenue	$73,794	$34,283
Cost of revenue	59,050	30,119
Gross profit	14,744	4,164

Research and development	4,267	1,564
Sales and marketing	4,494	2,735
General, administrative and operations	5,645	3,269
Acquisition related charges	1,702	-
Special inventory charge related to acquisition	2,975	-
Total operating expenses	19,083	7,568

Operating income (loss)	(4,339)	(3,404)

Other income (expense), net	(75)	(3)
Interest and financing costs	(438)	(542)
Adjustment to the fair value of common stock warrants	(4,241)	(899)

Income (loss) before income taxes	(9,093)	(4,848)
Income tax expense (benefit)
Net loss	$(9,093)	$(4,848)

Net loss per share:
Basic	$(0.20)	$(0.19)
Diluted	$(0.20)	$(0.19)

Shares used in net loss per share computation:
Basic	44,500	25,180
Diluted	44,500	25,180

OCZ Technology Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	May 31, 2011	February 28, 2011
	unaudited

ASSETS
Current Assets:
Cash and cash equivalents	$64,357	$17,514
Restricted cash	1,362	1,300
Accounts receivable, net of allowances	44,420	31,687
Inventory, net	34,639	22,798
Prepaid expenses and other assets	4,159	2,875
Total current assets	148,937	76,174
Property and equipment, net	3,446	3,046
Intangible assets	1,769	18
Goodwill	46,834	9,989
Other assets	47	42
Total assets	$201,033	$89,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Loans payable	$924	$20,011
Accounts payable	46,793	40,645
Accrued and other liabilities	9,222	6,137
Total current liabilities	56,939	66,793

Common stock warrant liability	12,519	9,417

Total liabilities	69,458	76,210

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.0025 par value, 20,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.0025 par value, 120,000 shares authorized; 51,500 and 35,402 shares issued and outstanding at May 31, 2011 and February 28, 2011, respectively	129	88
Additional paid-in capital	196,557	68,749
Accumulated deficit	(64,583)	(55,490)
Accumulated other comprehensive loss	(528)	(288)
Total stockholders' equity	131,575	13,059
Total liabilities and stockholders' equity	$201,033	$89,269

OCZ Technology Group, Inc.
Condensed Consolidated Statements of Cash Flow
(In thousands)

	Three Months Ending May 31,
	2011	2010
	unaudited	unaudited
Cash flows from operating activities:
Net income	(9,093)	(4,848)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	445	257
Amortization of intangibles	33	18
Bad debt expense	458	289
Stock-based compensation	676	184
Fair value adjustment of stock warrants	4,241	899
Inventory reserve	3,596	-
Changes in operating assets and current liabilities:
Accounts receivable, net	(13,179)	(1,272)
Inventory	(15,408)	(3,727)
Prepaid expenses and other assets	(945)	(953)
Accounts payable	5,629	(493)
Accrued and other liabilities	910	(711)
Net cash provided by (used in) operating activities	(22,637)	(10,357)

Cash flows from investing activities:
Purchases of property and equipment	(414)	(188)
Decrease (increase) in deposits	-	(10)
Asset acquisition earn out payments	-	(143)
Acquisition of Indilinx, net of cash acquired	123	-
Net cash used in investing activities	(291)	(341)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	93,665	13,973
Proceeds from stock options exercises, net	157	-
Proceeds from warrant exercise, net	8
Proceeds from bank loan	-	62
Repayment of bank loan	(24,010)	-
Restricted cash for letter of credit	(62)
Increase (repayment) of Notes payable	-	(250)
Net cash provided by financing activities	69,758	13,785

Effect of exchange rate changes on cash and cash equivalents	13	-
Net increase in cash and cash equivalents	46,843	3,087
Cash and cash equivalents at beginning of period	17,514	1,224
Cash and cash equivalents at end of period	$64,357	$4,311

Supplemental disclosures of cash flow information:
Interest paid	$199	$267
Income tax payments, net	$-	-

Non-cash investing and financing activities:
Issuance of common stock for Indilinx acquisition	$32,203	-
Issuance of common stock from cashless warrant exercises	$1,139	-